Exhibit 10.14

LOAN AND SECURITY AGREEMENT

DATED AS OF

March 10, 2021

Between

TRINITY CAPITAL INC.

and

RIGETTI & CO, INC.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of March 10, 2021 (the “Closing Date”), by and between TRINITY CAPITAL INC., a Maryland corporation (“Lender”), with its principal office at 3075 W. Ray Road, Suite 525, Chandler, AZ 85226, and RIGETTI & CO, INC., a Delaware corporation (“Borrower”), with offices at 775 Heinz Avenue, Berkeley, CA 94710.

RECITALS

WHEREAS, Borrower may, from time to time, desire to borrow from Lender and Lender may, from time to time, make available to Borrower, term loans (each a “Loan” and collectively the “Loans”); and

WHEREAS, Borrower and Lender desire that this Agreement shall serve as a master agreement which sets forth the terms and conditions governing any Loan by Lender to Borrower.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, all capitalized terms shall have the meanings set forth below. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

“Account Control Agreement” means any deposit account control agreement or securities account control agreement in a form acceptable to Lender required to perfect Lender’s security interest in all deposit accounts and security accounts of Borrower and its Subsidiaries, to the extent required under this Agreement, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Advance” means any Loans advanced under this Agreement.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this Loan and Security Agreement and all Schedules and Exhibits annexed hereto and made a part hereof, as the same may be amended, supplemented and or modified from time to time by the parties hereto and all documents and instruments executed in connection herewith.

“Amortization Date” for each Advance, the nineteenth (19th) Payment Date following the first Payment Date after such Advance.

“Amortization Schedule” has the meaning provided in Section 2.1(a).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means a variable annual interest rate equal to the greater of (i) the Prime Rate plus 7.5% or (ii) 11.0%.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means a day when the banks in Phoenix, Arizona are open for business.

“Change of Control” means the closing of any transaction or series of transactions by which Borrower shall merge with (whether or not Borrower is the surviving entity) or consolidate into any other Person or lease or sell substantially all of its and its subsidiaries’ assets substantially as an entirety to any other Person, in each case, except as otherwise permitted by Section 4.3(c), or by which any Person, entity or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) acquires, directly or indirectly, 49% or more of Borrower’s outstanding capital stock.

“Closing Date” has the meaning set forth in the preamble hereto.

“Collateral” has the meaning provided in Article 3.

“Commitment Fee” is the non-refundable application fee equal to 0.5% of the Maximum Credit Limit that is fully earned as of the Closing Date.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Debt” means (a) all indebtedness for borrowed money; (b) all indebtedness for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business, (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet and (iii) any amounts being disputed in good faith by Borrower where such dispute would not cause, or be reasonably expected to cause, a Material Adverse Change); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) equity securities subject to repurchase or redemption, (f) all obligations, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition; and (g) all obligations of the kind referred to in subsections (a) through (f) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights).

“Default Rate” has the meaning set forth in Section 2.2(c).

“Documentation and Funding Fees” has the meaning set forth in Section 2.1(c).

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“End of Term Payment” has the meaning set forth in Section 2.8.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” means any of the following events and conditions at any time, unless waived in writing by Lender, and shall constitute an Event of Default:

(a) failure on the part of Borrower to remit to (i) make any payment of principal or interest on any Loan when due, or (ii) pay other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date), provided that during any cure period, the failure to make or pay any payment specified under clause (ii) hereunder is not an Event of Default (but no Loans will be made during such cure period);

(b) failure on the part of Borrower: (i) to perform any obligation arising under Section 4.2 or to comply with any covenants of Section 4.3, or (ii) to keep, observe or perform in any other of its respective covenants or agreements in this Agreement or any other Loan Document, provided that, any such failure under this clause (ii) that can be cured, has not been cured within ten (10) days after such occurrence, provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is to be cured within a reasonable time as determined in Lender’s sole discretion, then Borrower shall have an additional period (which shall not in any case exceed ten (10) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Advances shall be made during such cure period), provided, further, that, the cure period provided under this clause (ii) shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a certain date;

(c) there is any default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Debt in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change;

(d) any representation or warranty of Borrower made in this Agreement or in any certificate or other writing delivered pursuant hereto or any other related document is materially incorrect or misleading as of the time when the same shall have been made;

(e) any provision of this Agreement or any lien or security interest of Lender in the Collateral ceases for any reason to be valid, binding and in full force and effect other than as expressly permitted hereunder;

(f) (i) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent, or (ii) any bankruptcy, insolvency or other similar proceeding is filed by Borrower or any of its Subsidiaries;

(g) any involuntary bankruptcy, insolvency or other similar proceeding is filed against Borrower or any of its Subsidiaries and such proceeding or petition shall not be dismissed or stayed within forty-five (45) days after filing;

(h) any assignment is made by Borrower or any attempt by Borrower to assign any of its duties or rights hereunder;

(i) Borrower is consolidated with, merged with, or sells all or substantially all of its properties and assets as an entity to another entity without Lender’s prior written consent, provided that no consent of Lender shall be required if, in connection with such merger or sale of properties and assets the Obligations will be paid in full;

(j) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets (x) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (y) comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days (provided that no Loans will be made during such cure period), (ii) Borrower or any of its Subsidiaries is enjoined, restrained or in way prevented by court order from continuing to conduct all or any material part of its business affairs, (iii) a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets and such lien or encumbrance has not been removed, discharged or rescinded within ten (10) days (provided that no Loans will be made during such cure period), or (iv) a notice of lien, levy or assessment if filed of record with respect to any material portion of Borrower’s or any of its Subsidiaries’ assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower or any Subsidiary receives notice thereof (provided that no Loans will be made during such cure period); provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(k) Lender determines in its reasonable good faith judgment, that it is the clear intention of Borrower’s investors not to continue to fund Borrower in the amounts and within the timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable;

(l) any of the Loan Documents shall cease to be, or Borrower shall assert that any of the Loan Documents is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms;

(m) there occurs a Change of Control, unless, as a condition to the closing of such change of control the Obligations will be paid in full; or

(n) a final, non-appealable judgment which is not covered by insurance is entered against Borrower or any Subsidiary for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), which is not paid, satisfied, discharged, stayed or bonded within ten (10) days of entry (provided that no Loans will be made during such cure period).

“Excluded Accounts” has the meaning provided in Section 3.1.

“Excluded Property” has the meaning provided in Section 3.1.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States; provided, however, that any obligations of a Person under an operating lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect on the date of this Agreement shall not be treated as Debt solely as a result of the adoption of changes in GAAP.

“Good Faith Deposit” is the fully earned and non-refundable deposit in the amount of Forty Thousand Dollars ($40,000.00), which will be applied toward Lender’s Expenses on the Closing Date.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Lender.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past present or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Only Period” means for each Advance, the period from and including the date of such Advance and through but excluding the Amortization Date applicable to such Advance.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Lender and dated as of the Closing Date, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Key Person” is Borrower’s Chief Executive Officer, who is Chad Rigetti, as of the Closing Date.

“Knowledge” or “Knowledge of Borrower” means the actual knowledge of the chief executive officer, chief operating officer or chief financial officer of Borrower and such knowledge that would be obtained upon due inquiry and reasonable investigation by such Persons.

“Lender’s Expenses” means all costs or expenses (including attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review) and the rights of Lender in and to the Loans and the Collateral or otherwise hereunder, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including, without limitation, all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy, appeals or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lender Shares” shall mean the shares or preferred shares of the stock or other securities of Borrower that Lender has the right to purchase and may purchase under the terms of the Participation Rights Agreement and the Warrant.

“Loan” or “Loans” has the meaning set forth in the preamble above.

“Loan Documents” means this Agreement, the Notes (if any), the Pledge Agreement, the Warrant, the Participation Rights Agreement, each Account Control Agreement, the IP Security Agreement, any intercreditor or subordination agreement, any mortgage, any landlord waivers and bailee waivers, the Perfection Certificate, each Compliance Certificate, each Loan Payment Request Form and every other document evidencing, securing or relating to the Loans, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit E.

“Material Adverse Change” means (a) a materially adverse effect on the business, financial condition, operations, performance or Property of Borrower as a whole, (b) a material impairment of the ability of Borrower to perform its obligations under or remain in compliance with this Agreement and the other Loan Documents, or any documents executed in connection therewith, or (c) a material impairment in the perfection or priority of Lender’s lien in the Collateral or in the value of such Collateral.

“Maturity Date” means April 1, 2025.

“Maximum Credit Limit” means Twelve Million Dollars ($12,000,000.00).

“Notes” means a promissory note or notes in the form of Exhibit A hereto.

“Obligations” means all present and future obligations owing by Borrower to Lender governed or evidenced by the Loan Documents whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Borrower is a debtor (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations, but excluding obligations arising under the Warrant, the Participation Rights Agreement and any other equity related document or agreement entered into in connection with the foregoing.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Participation Rights Agreement” means that certain Participation Rights Agreement between Lender and Borrower, dated as of the date hereof, entitling Lender to purchase shares of the capital stock of Borrower, in a form acceptable to Lender in its sole discretion, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Payment Date” means the first (1st) day of each month, or if such day is not a Business Day, the next Business Day.

“Perfection Certificate” means the perfection certificate delivered to Lender dated as of the Closing Date.

“Permitted Debt” means and includes:

(a) Debt of Borrower to Lender under this Agreement;

(b) Debt of Borrower existing on the date hereof and set forth on the Perfection Certificate;

(c) Debt of Borrower not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) per fiscal year, consisting of Debt secured by liens permitted under clause (e) of the definition of Permitted Liens; provided that such Debt does not exceed the lesser of the cost or fair market value of the equipment financed with such Debt;

(d) Debt of Borrower incurred as a result of endorsing negotiable instruments or other payment items for deposit received in the ordinary course of business;

(e) unsecured Debt to trade creditors, incurred in the ordinary course of business;

(f) Subordinated Debt;

(g) cash-secured and unsecured Debt in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in respect of corporate credit cards;

(h) letters of credit and/or security deposits in favor of landlords for leased real estate in an amount not to exceed Two Hundred Fifty Thousand Dollars $(250,000);

(i) Debt consisting of the financing of insurance premiums;

(j) Indebtedness incurred under the Paycheck Protection Program approved under the “Coronavirus Aid, Relief, and Economic Security Act” (Pub. L. No. 116-136) (the “CARES Act”, and such indebtedness incurred under the Paycheck Protection Program approved under the CARES Act, the “PPP Loan”) in the aggregate principal amount of up to $3,500,000; provided that Borrower (i) acknowledges and agrees that the PPP Loan will at all times remain unsecured, (ii) agrees to use the PPP Loan proceeds only for permitted purposes and in a manner to maximize loan forgiveness under the Paycheck Protection Program, (iii) timely makes all necessary filings required to ensure such maximum loan forgiveness in compliance with the CARES Act, Paycheck Protection Program and any regulations related thereto, and (iv) promptly informs Lender of the status of the PPP Loan and of the uses of the proceeds thereof, as and when requested by Lender from time to time; and

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt under clauses (a) through (i) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

“Permitted Disposition” means:

(a) the sale of disposition of any machinery and equipment no longer useful in its business; disposition of any obsolete or worn-out Property in the ordinary course of business, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(b) the use or transfer of money or cash equivalents in the ordinary course of business in a manner that is not prohibited by the terms of the Agreement;

(c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(d) Permitted Liens and Permitted Investments;

(e) the sale or issuance of any stock of Borrower that does not result in a Change of Control;

(f) (i) dispositions or transfers by Borrowers or Subsidiaries to another Borrower or Guarantor; and (ii) dispositions or transfers by Subsidiaries that are not Borrowers or Guarantors to other Subsidiaries that are not Borrowers or Guarantors;

(g) other dispositions in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) per year; and

(h) the sale of inventory in the ordinary course of business.

“Permitted Investment” means:

(a) Deposits and deposit accounts (which shall be subject to Account Control Agreements to the extent required herein) with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance and money market funds;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or its Subsidiaries;

(e) Investments (including, without limitation, Subsidiaries) outstanding on the date hereof and set forth on the Perfection Certificate;

(f) (i) Investments by Borrowers or Subsidiaries in another Borrower or Guarantor; and (ii) Investments by Borrower in Foreign Subsidiaries that are not Borrowers or Guarantors not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the board of directors;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (j) shall not apply to Investments of Borrower in any Subsidiary;

(j) Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) at any time;

(k) joint ventures, corporate collaborations or strategic alliances in the ordinary course of Borrower’s business, provided that any cash investments do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year; and

(l) Investments made by Borrower in Rigetti UK Limited for purposes of purchasing equipment in an aggregate amount not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) on or prior to March 10, 2022.

“Permitted Liens” means any of the following:

(a) liens outstanding on the date hereof and set forth on the Perfection Certificate;

(b) liens arising under this Agreement or the other Loan Documents;

(c) liens for taxes, fees and assessments or other governmental charges or levies not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP (provided that no notice of any such lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder);

(d) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, suppliers, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;

(e) purchase money liens (including equipment financing and capital leases) (i) on equipment or software acquired or held by Borrower and the proceeds thereof, incurred for financing the acquisition of the equipment or software securing no more than One Million Five Hundred Thousand Dollars ($1,500,000.00) per fiscal year, or (ii) existing on equipment or software when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment or software;

(f) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA);

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions (which accounts shall be subject to Account Control Agreements to the extent required herein);

(j) liens to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property permitted hereunder, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business, not representing an obligation for borrowed money and in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate;

(k) liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default;

(l) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrower;

(m) liens securing Debt permitted by clauses (h) and (j) of the definition of “Permitted Debt”; and

(n) liens incurred in the extension, renewal or refinancing of the Debt secured by liens described in (a) through (m), as applicable, but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, foregoing.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date among Borrower and Lender, as may be amended, amended and restated, modified or otherwise supplemented from time to time.

“Potential Event of Default” means any event or circumstance, which, with the giving of notice or lapse of time or both, would become an Event of Default or any event that could reasonably expected to cause a Material Adverse Change.

“Prime Rate” means, at any time, the greater of (a) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”, and (b) 3.25%. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be as announced by Lender.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” means each of the chief executive officer, chief operating officer, chief financial officer, president, treasurer, vice president of finance and controller of Borrower, as well as any other officer or employee identified as an authorized officer in the corporate resolution delivered by Borrower to Lender in connection with this Agreement.

“Restricted License” means any license or other agreement with respect to which Borrower is the licensee and such license or agreement is material to Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

“Shareholder Agreements” means, collectively, the Participation Rights Agreement and the Warrant.

“Solvent” with respect to any person or entity as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such person or entity exceeds the debts and liabilities, including contingent liabilities, of such person or entity, (b) the present fair salable value of the property and assets of such person or entity is greater than the amount that will be required to pay the probable liability of such person or entity on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such person or entity does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such person or entity does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt that is subject to a subordination agreement acceptable to Lender between Lender and the holder of such Debt.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Tranche A Documentation and Funding Fee” has the meaning provided in Section 2.1(c).

“Tranche A Loan” has the meaning provided in Section 2.1(b).

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California; provided, however, in the event, by reason of mandatory provisions of law, any and all of the attachment, perfection or priority of the security interest of Lender in and to the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided, further, that the term “UCC” shall include Article 9 thereof as in effect on the Closing Date.

“Warrant” means that certain warrant or those certain warrants dated on or about the date hereof or issued by Borrower during the term of any Loans, in favor of Lender to purchase securities of Borrower, in a form acceptable to Lender in its sole discretion, as amended, amended and restated, supplemented or otherwise modified from time to time.

ARTICLE 2

THE LOANS

2.1 The Loans.

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make Loans in a principal amount not to exceed the Maximum Credit Limit. If the aggregate outstanding principal amount of Loans at any time exceeds the Maximum Credit Limit, Borrower shall immediately repay such excess in full. The Obligations of Borrower under this Agreement shall at all times be absolute and unconditional. Borrower acknowledges and agrees that any obligation of Lender to make any Advance hereunder is strictly contingent upon the satisfaction of the conditions set forth in Sections 2.3, 2.4, and 2.5 (as applicable). For each Loan, Borrower shall make (i) monthly payments of interest only in arrears at the Applicable Rate during the Interest Only Period of such Loan, and (ii) beginning on the Amortization Date and continuing on each subsequent Payment Date, equal monthly payments in an amount determined through a calculation fully amortizing the outstanding principal balance due under each Loan at the Applicable Rate over the period from the Amortization Date applicable to such Loan through (and including) the Maturity Date of such Loan. For clarity, the payment schedule with respect to the Tranche A Loan as of the Closing Date is reflected in Exhibit B attached hereto, which may be updated by Lender from time to time in accordance with the terms of the Loan Documents (as amended from time to time, the “Amortization Schedule”). In the event of any inconsistency between the Amortization Schedule and the terms of the Loan Documents (including this Section 2.1), the terms of the Loan Documents shall prevail. Borrower shall continue to comply with all of the terms and provisions hereof until all of the Obligations (other than inchoate indemnity obligations) are paid and satisfied in full.

(b) The initial Advance hereunder, to be funded on the date hereof or prior to March 31, 2021, upon satisfaction of, and subject to, the conditions in Sections 2.3 and 2.4, shall be an amount equal to the Maximum Credit Limit (the “Tranche A Loan”).

(c) Lender Expenses. At the time of the Advance of the Tranche A Loan, Borrower will pay Lender for all reasonable out-of-pocket costs related to the Tranche A Loan including travel, UCC search, filing, insurance, and legal costs for the Tranche A Loan (the “Tranche A Documentation and Funding Fee”). At the time of any additional Advance of any Loans, Borrower will pay Lender for all reasonable out-of-pocket costs related to such additional Loans, including travel, UCC search, filing, insurance, and legal costs. The Tranche A Documentation and Funding Fee and any such additional costs due related to additional Loans shall be collectively referred to hereunder as “Documentation and Funding Fees.”

2.2 Advances and Interest.

(a) All Loans requested by Borrower must be requested by 11:00 A.M. Arizona time, five (5) Business Days prior to the date of such requested Loan. All requests or confirmations of requests for a Loan are to be in writing and may be sent by telecopy or facsimile transmission or by email provided that Lender shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender. Borrower may not request more than one (1) Loan per calendar month. As express conditions precedent to Lender making each Loan to Borrower, Borrower shall deliver to Lender the documents, instruments and agreements required pursuant to Section 2.3, 2.4, and 2.5 (as applicable) of this Agreement (including, without limitation, the Loan Payment Request Form).

(b) The following amounts shall be deducted from each Loan advanced hereunder: as to the Tranche A Loan advanced hereunder, the Commitment Fee and the Tranche A Documentation and Funding Fee.

(c) Beginning on the date of each Advance, the unpaid principal balance of all advanced Loans and all other Obligations hereunder shall bear interest, subject to the terms hereof, at the Applicable Rate. All payments shall be due on the Payment Date, or if such day is not a Business Day, the next succeeding Business Day. If Borrower fails to make a monthly payment due within five (5) Business Days after the date such payment is due, Lender shall have the right to require Borrower to pay to Lender a late charge equal to ten percent (10%) of such amount past due. After the occurrence and during the continuance of an Event of Default hereunder, Lender shall have the right to increase the per annum effective rate of interest on all Loans outstanding hereunder to a rate equal to 500 basis points in excess of the Applicable Rate (the “Default Rate”). All contractual rates of interest chargeable on outstanding Loans, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall in its sole discretion, apply and set off such excess interest received by Lender against other Obligations hereunder due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

(d) Interest shall be computed on the basis of a year of 360 days for the actual number of days for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Arizona time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Loans shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to the Prime Rate, shall be effective as of the day immediately following the date of such change, and to the extent, of such change.

(e) Upon the occurrence and during the continuance of an Event of Default and/or the maturity of any portion of the Obligations, any moneys on deposit with Lender shall, at Lender’s option, be applied against the Obligations in such order and manner as Lender may elect or as may otherwise be required under this Agreement.

2.3 Conditions Precedent to Each Advance. It shall be express conditions precedent to Lender’s obligation to make an Advance of each Loan that (a) the representations and warranties contained in Section 4.1 shall be true and correct in all material respects as of the date of such Advance (provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and provided, further, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such other date), (b) no Event of Default or Potential Event of Default shall have occurred and be continuing, (c) Lender determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or prospects of Borrower, (d) receipt by Lender of an executed Loan Payment Request Form in the form of Exhibit E attached hereto, (e) all governmental and third party approvals necessary in connection with the Loan and this Agreement shall have been obtained and be in full force and effect and (f) Lender’s satisfaction, in Lender’s sole discretion, with the results of Lender’s due diligence investigation, including, without limitation, review of the financial statements of Borrower dated no more than thirty (30) days prior to the funding of such Advance.

2.4 Conditions Precedent to the Tranche A Loan. It shall be an express condition precedent to Lender’s obligation to make an Advance of the Tranche A Loan that Borrower shall provide or cause to be provided to Lender all of the following items:

(a) UCC-1 financing statements designating Borrower, as debtor, and Lender, as secured party, for filing in the State of Borrower’s formation with respect to all Collateral which may be perfected under the UCC by the filing of a UCC-1 financing statement, together with any other documents Lender deems necessary to evidence or perfect Lender’s security interest with respect to all Collateral;

(b) certificates as to authorizing resolutions of Borrower with specimen signatures, substantially in the form of Exhibit C;

(c) the Operating Documents and good standing certificates from Borrower’s and each Subsidiary’s jurisdiction of organization, where it maintains its chief executive office and principal place of business and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business;

(d) landlord waivers and bailee waivers in the form reasonably acceptable to Lender for each location in the United States where the Collateral is located, if any;

(e) certificates of insurance evidencing that the Collateral is insured in accordance with the requirements of Section 4.2(q) hereof;

(f) a recent lien search in each of the jurisdictions where Borrower and each Subsidiary is organized and the assets of Borrower and each Subsidiary are located, and such searches reveal no liens on any of the assets of Borrower or any Subsidiary, except for Permitted Liens;

(g) payment in full of the Commitment Fee, the Good Faith Deposit, and the Tranche A Documentation and Funding Fee;

(h) the fully executed Warrant;

(i) fully executed copies of each Account Control Agreement;

(j) fully executed copies of each Loan Document;

(k) a copy of any applicable Investors Rights Agreement and any amendments thereto;

(l) a completed Perfection Certificate for Borrower and each of its Subsidiaries; and

(m) the fully executed Participation Rights Agreement.

2.5 [Reserved].

2.6 Voluntary Prepayment. Borrower may prepay in whole or in part, the Loans at any time, subject to payment of the premium set forth below (“Prepayment Premium”). The calculated pre-payment amount shall include the outstanding principal due under each Loan at the time of retirement, any partially accrued interest thereon, and a Prepayment Premium based on the following schedule:

(a) During the Interest Only Period, the Prepayment Premium shall be equal to Two and One Half of One Percent (2.5%) of the principal being repaid.

(b) On or after the Amortization Date and before the first anniversary of the Amortization Date, the Prepayment Premium shall be equal to One and One Half of One Percent (1.5%) of the principal being repaid.

(c) On or after the first anniversary of the Amortization Date and before the second anniversary of the Amortization Date the Prepayment Premium shall be equal to One Percent (1.0%) of the principal being repaid.

(d) On or after the second anniversary of the Amortization Date and before the Maturity Date the Prepayment Premium shall be equal to One Half of One Percent (0.50%) of the principal being repaid.

2.7 Mandatory Prepayment. If a Change of Control occurs or the Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal of the Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Prepayment Premium, plus (iii) all other Obligations that are due and payable, including, without limitation, Lender’s Expenses and interest at the rate set forth in Section 2.2(c) with respect to any past due amounts.

2.8 End of Term Payment. On the Maturity Date or on the date of the earlier prepayment of the Loans by Borrower pursuant to Section 2.6 or 2.7 or acceleration of the balance of the Loans by Lender pursuant to Section 7.1, Borrower shall pay to Lender the amount equal to 2.75% of the aggregate principal amount of the Loans in addition to all sums payable hereunder (the “End of Term Payment”).

2.9 Proceeds of Collateral. Following the occurrence and during the continuance of an Event of Default, upon the written notice of Lender all proceeds from the Collateral shall be immediately delivered to Lender and Lender may apply such proceeds and payments to any of the Obligations in such order as Lender may decide in its sole discretion.

2.10 Withholding. Payments received by the Lender from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.10 shall survive the termination of this Agreement.

2.11 Post-Closing Conditions. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall deliver to Lender (or its designated agent):

(a) within Forty-Five (45) days of the Closing Date (or such later date as Lender may agree to in its sole discretion), a landlord waiver in the form acceptable to Lender executed in favor of Lender in respect of each of Borrower’s leased locations at (i) 47430 Seabridge Drive, Fremont, CA 94538 and (ii) 775 Heinz Avenue, Berkeley, CA 94710.

ARTICLE 3

CREATION OF SECURITY INTEREST; COLLATERAL

3.1 Grant of Security Interests. Borrower grants to Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations (other than inchoate indemnity obligations) and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant and Participation Rights Agreement). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the UCC) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and other equipment and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property and all of Borrower’s books and records related to any items of other Collateral.

Notwithstanding the foregoing, the Collateral does not include any of the following (the “Excluded Property”):

(A) (i) any lease, license, agreement or contract to which Borrower is a party, or any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any Person acting on behalf of a governmental authority) of which the Borrower is the owner or beneficiary, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in (1) the abandonment, invalidation or unenforceability of the right, title or interest of the Borrower therein, (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, agreement or contract or such license, consent, permit, variance, certification, authorization or approval, or (3) in the case of any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any Person acting on behalf of a governmental authority), the violation of any applicable law, rule, regulation or order of any governmental authority, and (ii) any equipment, inventory or real property owned by Borrower on the date hereof or hereafter acquired that is subject to a purchase money lien, a lien securing a capital lease obligation or similar financing arrangement, in each case permitted to be incurred under this Agreement, if the contract or other agreement (or the documentation providing for such purchase money obligation, capital lease obligation or similar financing arrangement) in which such lien is granted validly prohibits the creation of any other lien on such equipment, inventory or real property; provided, in each case, that no asset or property shall be excluded from the Collateral to the extent the restriction described in the foregoing clauses (i) and (ii) would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity, or to the extent that any necessary consents or waivers have been obtained to allow the security interest in such asset or property notwithstanding such restriction;

(B) each (i) deposit account exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Borrower’s employees, in an aggregate amount not to exceed the aggregate amount needed to fund payroll for the then-next two (2) payroll cycles, and (ii) deposit accounts exclusively used for securing Debt permitted by clauses (g), (h) and (j) of the definition of “Permitted Debt” (each an “Excluded Account” and collectively, the “Excluded Accounts”);

(C) any “intent-to-use” trademark at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent and solely during such period that granting a security interest in the “intent-to-use” trademarks would be contrary to applicable law or may interfere with Borrower’s rights to obtain and maintain such trademarks. After such period, Borrower acknowledges that such interest in such trademark application or trademark shall be subject to a security interest in favor of Lender and shall be included in the Collateral; and

(D) any property to the extent that such grant of a security interest is prohibited by any requirement of law of a governmental authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property.

3.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the UCC, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

3.3 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Perfection Certificate (the “Permitted Locations”) or as otherwise approved by Lender in writing ten (10) days prior to relocation (provided, that Lender shall not be required to approve and only notice to Lender shall be required with respect to any new location with Collateral valued less than One Hundred Thousand Dollars ($100,000)) and, in the event that the Collateral at any new location in the United States is valued in excess of One Hundred Thousand Dollars ($100,000.00), at Lender’s election, Borrower shall use commercially reasonable efforts to have such bailee or landlord, as applicable, execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Lender prior to the addition of such new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, Borrower shall not be required to deliver to provide notice to or obtain consent from Lender, or obtain a landlord consent or bailee agreement (as applicable), with respect to any location for which the assets held at such location consist solely of movable items of personal property consisting of laptop computers and other employee equipment which is in the possession of individual employees.

3.4 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

3.5 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice (provided no notice is required if an Event of Default has occurred and is continuing), from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. The foregoing inspections and audits shall be conducted no more often than one (1) time every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Lender shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense.

3.6 Intellectual Property. Borrower shall notify Lender before the federal registration or filing by Borrower of any copyright or copyright application and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Copyright Office. In addition, Borrower shall deliver to Lender, within ten (10) Business Days after the end of each calendar quarter, a report (each, a “Patent and Trademark Report”) reflecting the patents, patent applications, trademarks and trademark applications that were registered or filed by Borrower during such quarter and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office.

3.7 Protection of Intellectual Property. Borrower shall and shall cause its Subsidiaries to:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business and promptly advise Lender in writing of material infringements;

(b) not allow any Intellectual Property material to Borrower’s or its Subsidiaries business to be abandoned, forfeited or dedicated to the public without Lender’s written consent;

(c) provide written notice to Lender within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d) take such commercially reasonable steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Lender rights and remedies under this Agreement and the other Loan Documents.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations and Warranties. Borrower hereby warrants, represents and covenants that:

(a) Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state set forth in the Perfection Certificate or as otherwise disclosed to Lender pursuant to Section 4.3(a). Borrower and each Subsidiary is duly qualified to do business and is in good standing in every other jurisdiction where the nature of its business requires it to be qualified, except where failure to be so qualified would not result in a Material Adverse Change, and is not subject to any bankruptcy, insolvency or other similar proceedings. Borrower’s and each Subsidiary’s chief executive office and principal place of business is located at the address set forth in the Perfection Certificate or as otherwise disclosed to Lender pursuant to Section 4.3(a);

(b) Borrower and each Subsidiary has full power, authority and legal right to execute, deliver and perform this Agreement, the Notes (if any), the Shareholder Agreements and each other Loan Document to which it is a party, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary action;

(c) This Agreement, the Notes (if any), the Shareholder Agreements and each other Loan Document have been duly executed and delivered by Borrower and each constitutes a legal, valid and binding obligation of Borrower and each Subsidiary party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights generally and general equitable principles;

(d) The execution, delivery and performance of this Agreement, the Notes (if any), the Shareholder Agreements and each other Loan Document respectively (i) are not in contravention of any material agreement or indenture by which Borrower or any Subsidiary is bound, or by which its properties may be affected, (ii) do not require any shareholder approval, or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency (other than the filing of UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, in connection with the registration of the security interest granted hereunder), or any approval or consent of any trustees or holders of any of its indebtedness or obligations, unless such approval or consent has been obtained and (iii) do not contravene any law, regulation, judgment or decree applicable to it or its Operating Documents;

(e) Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amend, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Borrower is not an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(f) To Borrower’s Knowledge, Borrower and each Subsidiary is in compliance with all requirements of law and orders, rules or regulations of any regulatory authority except where non-compliance with any such requirement applicable to Borrower or any Subsidiary or any item of Collateral could not reasonably be expected to cause a Material Adverse Change;

(g) Borrower is the owner and holder of all right, title and interest in and to the Collateral (other than the right, title and interests granted under the Permitted Liens), and Borrower has not assigned or pledged and hereby covenants that it will not assign or pledge, so long as this Agreement shall remain in effect, the whole or any part of the rights in the Collateral hereby and thereby assigned, to anyone other than Lender, its designee, its successors or assigns, other than Permitted Liens;

(h) Borrower has good and marketable title to the Collateral, and the Collateral is free and clear of all liens, claims and encumbrances, other than Permitted Liens;

(i) Borrower has delivered to Lender copies of the most recent annual reviewed financial statements and most recent monthly and quarterly unaudited financial statements required to be delivered pursuant to Section 4.2(f) hereof, or as may hereafter be delivered in connection with the Loans (the “Financial Statements”). Since the date of the last Financial Statement provided to Lender, no event has occurred which would have a Material Adverse Change on Borrower or any Subsidiary. The Financial Statements are true and correct and fairly present in all material respects the financial condition of Borrower and its Subsidiaries (and, as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures);

(j) No default or event of default has occurred and is continuing under or with respect to any material contractual obligation, loan or indenture of Borrower or any Subsidiary;

(k) Except as set forth in the Perfection Certificate or disclosed pursuant to Section 4.2(f)(i)(6), no action, suit, litigation, or proceeding of or before any arbitrator or governmental or regulatory authority is pending or, to the Knowledge of Borrower threatened in writing, by or against Borrower or against any of its property or assets involving more than One Hundred Thousand Dollars ($100,000);

(l) To Borrower’s Knowledge, no facilities or properties leased or operated by Borrower contains any “hazardous materials” in amount or concentrations that could constitute a violation of any federal, state or local law, rule, regulation, order or permit (the “Environmental Laws”) except to the extent such violation could not reasonably be expected to cause a Material Adverse Change. Borrower has not received notice of any suspected or actual violations of any Environmental Laws and Borrower’s business has been operated in conformity with all Environmental Laws, in each case to the except to the extent such non-compliance could not reasonably be expected to cause a Material Adverse Change;

(m) Neither Borrower nor any Subsidiary has done business under any name other than that specified on the Perfection Certificate or as otherwise disclosed to Lender pursuant to Section 4.3(a). Borrower’s and each Subsidiary’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located at the addresses set forth on the Perfection Certificate or as otherwise disclosed to Lender pursuant to Section 4.3(a). The Collateral is presently located at the addresses set forth on the Perfection Certificate or as otherwise agreed by Lender pursuant to Section 3.3;

(n) To the best of Borrower’s Knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower, any of their Affiliates constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Blocked Person; (ii) no Blocked Person has (or will have) any interest of any nature whatsoever in Borrower, in their Affiliates, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law; and (iii) none of the funds of Borrower, or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law;

(o) Borrower has no Subsidiaries other than those listed on the Perfection Certificate and has no stock, partnership, or other ownership interest or other equity securities other than Permitted Investments;

(p) To Borrower’s Knowledge, the Property of Borrower and the Collateral are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of Borrower. Each insurance policy listed on the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid;

(q) To Borrower’s Knowledge, Borrower owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any other person or entity challenging the use, validity or effectiveness of any Intellectual Property, nor does Borrower have Knowledge of any basis for any such claim;

(r) Borrower and each Subsidiary has filed all federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any governmental or regulatory authority except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor, (ii) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000) or (iii) such taxes identified in the Perfection Certificate. No tax liens have been filed, and, to the Knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. Neither Borrower nor any Subsidiary is a party to any tax sharing agreement. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty-Five Thousand Dollars ($25,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency;

(s) This Agreement creates in favor of Lender a legal, valid and continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity. To the Knowledge of Borrower, upon Lender filing UCC-1 financing statements with the central filing location in the state of Borrower’s formation and/or the obtaining of “control” (as defined under the UCC) through an Account Control Agreement or otherwise, Lender will have a perfected first priority lien on and security interest in the Collateral, subject to Permitted Liens and any other applicable intercreditor or subordination agreement;

(t) Each of Borrower and each Subsidiary is, and after giving effect to the incurrence of the debt evidenced by this Agreement and all obligations hereunder will be, Solvent;

(u) (i) As of the Closing Date, the Perfection Certificate lists all of Borrower’s and each Subsidiary’s Intellectual Property, including patents and pending applications, registered trademarks and pending applications, registered domain names, registered copyrights and pending applications and material Intellectual Property licenses owned by Borrower and each Subsidiary; (ii) all of Borrower’s and each Subsidiary’s Intellectual Property material to Borrower’s business is valid, subsisting, unexpired and enforceable and has not been abandoned; (iii) except as described on the Perfection Certificate, Borrower and each Subsidiary is the exclusive owner of all right, title and interest in and to, or has the right to use, all of such Borrower’s or Subsidiary’s Intellectual Property; (iv) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any of Borrower’s or any Subsidiary’s Intellectual Property, or in default or termination of any material Intellectual Property license of Borrower or any Subsidiary; (v) except as described on the Perfection Certificate, there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any of Borrower’s or any Subsidiary’s Intellectual Property material to Borrower’s business or Borrower’s or such Subsidiary’s rights therein or use thereof; (vi) to Borrower’s Knowledge, except as described on the Perfection Certificate, the operation of Borrower’s and each Subsidiary’s business and Borrower’s or such Subsidiary’s use of Intellectual Property in connection therewith, does not infringe or misappropriate the intellectual property rights of any other person or entity; (vii) except as described in the Perfection Certificate, no action or proceeding involving more than Fifty Thousand Dollars ($50,000) is pending or, to Borrower’s Knowledge, threatened (x) seeking to limit, cancel or question the validity of any of Borrower’s or any Subsidiary’s Intellectual Property, (y) which, if adversely determined, could be reasonably expected to cause a Material Adverse Change on the value of any such Intellectual Property or (z) alleging that any such Intellectual Property, or Borrower’s or such Subsidiary’s use thereof in the operation of its business, infringes or misappropriates the intellectual property rights of any person or entity; (viii) to Borrower’s Knowledge, there has been no Material Adverse Change on Borrower’s or any Subsidiary’s rights in its material trade secrets as a result of any unauthorized use, disclosure or appropriation by or to any person, including Borrower’s and each Subsidiary’s current and former employees, contractors and agents; and (ix) except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License;

(v) Borrower has disclosed on the Perfection Certificate all agreements, instruments and corporate or other restrictions to which it and each Subsidiary is subject, and all other matters to Borrower’s Knowledge that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. No statement or information contained in this Agreement or any document or certificate executed or delivered, or hereafter delivered, in connection with this Agreement or the Loans contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein no misleading (it being recognized by Lender that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results);

(w) The Lender Shares issuable under the Warrant are the same price and have the same registration rights, anti-dilution rights, and other shareholder rights granted to other holders of preferred stock in Borrower’s last round of investments in common stock;

(x) Borrower has no accounts at or with any bank or financial institution except for the accounts described in the Perfection Certificate delivered to Lender in connection herewith and which Borrower has taken such actions as are necessary to give Lender a perfected security interest therein, pursuant to the terms of Section 4.3(o);

(y) the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 3.3; and

(z) all inventory is in all material respects of good and marketable quality, free from material defects.

4.2 Affirmative Covenants of Borrower. Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

(a) maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change;

(b) maintain in force all licenses, approvals, agreements and Governmental Approvals, the loss of which could reasonably be expected to cause a Material Adverse Change;

(c) comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change;

(d) if required by applicable law, pay and discharge or cause to be paid and discharged, all sales, use, rental and personal property or similar taxes and fees (excluding, for the avoidance of doubt, any taxes on the Lender’s net income) which arise and are due prior to each Advance in connection with the Collateral except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (ii) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000) or (iii) such taxes identified in the Perfection Certificate;

(e) assist Lender in obtaining and filing UCC-1 financing statements against the Collateral and Account Control Agreements to the extent that Lender deems such action necessary or desirable;

(f) deliver the following to Lender:

(i) as soon as available, but no later than thirty (30) days after the last day of each month:

(1) Borrower’s unaudited financial statements pertaining to the results of operations for the month then ended and certified as true and correct by Borrower’s chief operating officer or chief financial officer, consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement, prepared in accordance with GAAP applied on a consistent basis;

(2) together with the monthly financial reports, reports as to the following, in a form acceptable to Lender: accounts receivable, accounts payable aging, and primary key performance indicators, including such metrics as requested by Borrower’s the board of directors or Lender, in each case, in form and substance satisfactory to Lender;

(3) copies of Borrower’s bank statements on all deposit accounts;

(4) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(5) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 4.2(i)(B) hereof;

(6) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000.00); and

(7) a duly completed Compliance Certificate signed by Responsible Officer, certifying that as of the end of the month Borrower was in full compliance with all of the terms and conditions of this Agreement;

(ii) within forty-five (45) days after the end of each fiscal quarter, a copy of Borrower’s capitalization table, as of the last day of the fiscal quarter then ended;

(iii) promptly following any material amendments, modifications and updates to any information in the Perfection Certificate, an updated Perfection Certificate to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Closing Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement; and

(iv) as soon as available, but no later than one hundred eighty (180) days following the end of each fiscal year, a copy of Borrower’s annual, audited or board of director approved financial statements consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and presenting fairly Borrower’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified as true and correct by Borrower’s chief financial officer, together with an unqualified opinion (other than a going concern qualification based solely on Borrower having negative profits or a determination that Borrower has less than twelve months liquidity) on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion;

(v) within thirty (30) days of its completion, a copy of Borrower’s most recent 409A valuation report;

(vi) as requested by Lender, have Borrower’s chief financial or chief operating officer participate in monthly management update calls with Lender to discuss such information about the operations and financial condition of the business of Borrower as Lender shall reasonably inquire into, at such times reasonably scheduled by Lender during normal business hours and upon reasonable prior written notice; and

(vii) deliver such other financial information as Lender shall reasonably request from time-to-time.

(g) within ten (10) days after approval by Borrower’s board of directors, and in any event no later than within forty-five (45) days after the end of each fiscal year of Borrower, deliver to Lender annual operating budgets and financial projections approved by Borrower’s board of directors, in a form acceptable to Lender; provided that, prior to the end of each fiscal year of Borrower, Borrower shall deliver to Lender drafts of such budgets and projections for the following fiscal year of Borrower;

(h) deliver to Lender from and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of

Borrower, the consolidated financial statements of Borrower filed with such Form 10-Q; provided that to the extent the foregoing documents are included in materials otherwise filed with the Securities and Exchange Commission, such documents shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website, provided, however, Borrower shall promptly notify Lender in writing (which may be by electronic mail) of the posting of any such documents;

(i) deliver to Lender (A) promptly (and in any event not later than five (5) Business Days) upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or holders of Subordinated Debt and (B) promptly upon receipt of written notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Thousand Dollars ($100,000.00);

(j) deliver the following to Lender: (i) as of the date of each Compliance Certificate, a list of all Intellectual Property owned or licensed to Borrower and a list of items within the definition of Collateral hereunder since the date of the last Compliance Certificate in such form as reasonably required by Lender; (ii) promptly after the same are sent by Lender, copies of any statements, reports, or correspondence required to be delivered to any other lender; (iii) promptly upon receipt of the same, copies of all notices, requests and other documents received by any other party pursuant any other material contract, instrument, indenture regarding or relating to any breach or default alleged by or against any party thereto or any other event that could materially impair the value of the interests or rights of Lender or could otherwise be reasonably expected to cause a Material Adverse Change; and (iv) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower as Lender may from time to time reasonably request;

(k) make or cause to be made all filings in respect of, and pay or cause to be paid when due, all federal, state, and local taxes, assessments, contributions, fines, fees and other liabilities (including all taxes and other claims in respect of the Collateral) required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, upon reasonable request, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon reasonable request, furnish Lender with proof satisfactory to Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower) or if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000.00); provided further that Borrower shall provide prior written notice to Lender of any change of its respective jurisdiction of residence for taxation purposes. To the extent Borrower defers payment of any contested taxes, Borrower shall

(i) notify Lender in writing of the commencement of, and any material development in, the proceedings, and

(ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a lien upon any of the Collateral that is other than a “Permitted Lien”;

(l) [Reserved;]

(m) perform all of Borrower’s and each Subsidiary’s obligations imposed by applicable law, rule or regulation with respect to the Collateral, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Change;

(n) as soon as possible, and in any event within five (5) Business Days after Borrower having obtained Knowledge of the occurrence of any Potential Event of Default, provide a written notice setting forth the details of such Potential Event of Default and the action, if any is permitted, which is proposed to be taken by Borrower with respect thereto;

(o) as soon as possible, and in any event, no later than five (5) business days after receipt, provide Lender with a copy of any notice of default, notice of termination or similar notice pertaining to a lease of real property where any Collateral is located with a value in excess of Fifty Thousand Dollars ($50,000);

(p) from time to time execute and deliver such further documents and do such further acts and things as Lender may reasonably request in order to fully effect the purposes of this Agreement and to protect Lender’s security interest in the Collateral, and Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC but subject to caving out the Property excluded from Collateral pursuant to Section 3.1), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower;

(q) keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Lender may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Lender. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing Lender, as additional insured. Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 4.2(q) or to pay any amount or furnish any required proof of payment to third persons, Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 4.2(q), and take any action under the policies Lender deems prudent;

(r) during all times any amounts remain due from Borrower to Lender under this Agreement or Borrower has any Obligations under the Loan Documents (other than inchoate indemnity obligations ), (i) preserve, renew and maintain in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal course of business; (ii) perform and observe all the terms and provisions of any material contract, instrument, or indenture to be performed or observed by it, maintain each such contract, instrument, or indenture in full force and effect, and enforce such rights under any material contract instrument, or indenture, unless the failure to do so could not be reasonably expected to cause a Material Adverse Change; (iii) keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of any governmental or regulatory authorities shall be made of all dealings and transactions and assets in relations to its business and activities; and (iv) permit Lender to visit and inspect any of its assets and properties and examine and make abstracts from any of its books and records at any time with or without prior written notice and as often as may be reasonably desired at any time during an Event of Default or upon prior written notice at reasonable times when no Event of Default is continuing up to two (2) times per year, and to discuss its business operations, properties and financial and other conditions with its officers and employees and accountants;

(s) make available to the Lender, without expense to the Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books, to the extent that the Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against the Lender with respect to any Collateral or relating to Borrower; and

(t) use the proceeds of the Loans solely as working capital and to fund its general corporate purposes.

4.3 Negative Covenants of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent, which may be conditioned or withheld in its sole discretion:

(a) change its name, jurisdiction of incorporation, chief executive office, or principal place of business without thirty (30) days’ prior written notice to Lender;

(b) (i) create, incur, assume, or permit to exist any lien or security interest on any Collateral now or hereafter acquired by Borrower or any Subsidiary or on any income or rights in respect of any thereof, except liens and security interests created pursuant to this Agreement or Permitted Liens or (ii) or enter into any agreement with any Person other than Lender not to grant a security interest in, or otherwise encumber, any of the Collateral, or permit any Subsidiary to do so, except as is otherwise permitted by the definition of “Permitted Liens”;

(c) (i) merge into or consolidate with any other entity, or permit any other entity to merge or consolidate with Borrower or any Subsidiary, (ii) liquidate or dissolve, (iii) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person other than Permitted Investments or (iv) engage in any business other than the business of the type conducted by Borrower on the date hereof and business reasonably related thereto; provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower;

(d) dispose of any of its Property, whether now owned or hereafter acquired, except Permitted Dispositions;

(e) amend, supplement or otherwise modify (pursuant to waiver or otherwise) its Operating Documents or any material contract, instrument, or indenture, in any respect that would result in a Material Adverse Change;

(f) move any Collateral from the Permitted Locations except in compliance with Section 3.3 above;

(g) (i) pay any dividends or make any distributions, on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire, for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year, so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase); (iii) return any capital to any holder of its Equity Securities as such; (iv) make, any distribution of Property, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that Borrower may (A) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (B) pay dividends solely in the form of common stock; (C) pay cash in lieu of fractional shares upon exercise or conversion of any option, warrant or other convertible security; (D) distribute equity securities to former or current employees, officers, consultants or directors pursuant to the exercise of employee stock options approved by Borrower’s board of directors, or (E) redeem or repurchase capital stock in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year provided that concurrently with any such redemption or repurchase, Borrower receives proceeds from the sale of Borrower’s equity securities equal to or greater than the value of such redemption or repurchase;

(h) (i) engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, (ii) have a Change of Control or (iii) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Lender within ten (10) days of such departure;

(i) (i) enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower except for (A) sales of Borrower’s equity securities to the then existing investors of Borrower for fair value as determined in good faith by Borrower’s board of directors, so long as such sale does not result in a Change of Control, (B) unsecured debt financings from Borrower’s investors so long as all such Debt shall constitute unsecured Subordinated Debt, (C) reasonable and customary compensation arrangements and benefit plans for officers and other employees of Borrower entered into or maintained in the ordinary course of business and approved by Borrower’s board of directors, (D) reasonable and customary fees paid to members of Borrower’s board of directors in the ordinary course of business, and (E) Permitted Investments, or (ii) create a Subsidiary after the Closing Date, without providing at least five (5) Business Days advance notice thereof to Lender; provided that, at the time that Borrower or any Guarantor forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Closing Date (including, without limitation, pursuant to a division), Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Lender a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Account Control Agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority lien (subject to limitations set forth in Section 3.1 and Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Lender; and (c) provide to Lender all other documentation in form and substance satisfactory to Lender, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above;

(j) (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Debt (including Subordinated Debt) for borrowed money (other than (x) amounts due or permitted to be prepaid under this Agreement, (y) Debt permitted by clauses (c), (d) (e), (g) and (i) of the Definition of “Permitted Debt”, or (z) amounts otherwise agreed in writing by Lender), (ii) amend, modify or otherwise change any material terms of any Debt (including Subordinated Debt) for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof, or (iii) repay any notes to officers, directors or shareholders, provided that Borrower may convert any such notes into Borrower’s Equity Securities or repay or otherwise satisfy such notes by the issuance of Borrower’s Equity Securities;

(k) create, incur, assume or permit to exist any Debt except Permitted Debt;;

(l) make, or permit any Subsidiary to make, any Investment except for Permitted Investments;

(m) (i) become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) become subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iii) fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur if the violation could reasonably be expected to have a Material Adverse Change; (iv) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change;

(n) (x) directly or indirectly, enter into any documents, instruments, agreements or contracts with any Blocked Person or (y) directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Lender hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering; or

(o) (i) maintain any deposit account or securities account except accounts (except for the Excluded Accounts or as permitted hereunder) with respect to which Lender is able to take such actions as Lender deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements or other agreements giving Lender “control” as defined under the UCC or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts.

ARTICLE 5

[RESERVED]

ARTICLE 6

BORROWER’S INDEMNITY

6.1 Indemnity by Borrower. Borrower covenants and agrees, at its sole cost and expense and without limiting any other rights which Lender has hereunder, to indemnify, protect and save Lender and its directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against and from any and all claims, damages, losses, liabilities, obligations, demands, defenses, judgments, costs, disbursements or Lender’s Expenses of any kind or of any nature whatsoever which may be imposed upon, incurred by or asserted or awarded against Lender and related to or arising from the following, unless such claim, loss or damage shall be based upon the gross negligence or willful misconduct of Lender:

(a) the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses);

(b) any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds;

(c) any breach by Borrower of the representations, warranties, covenants, or other obligations or agreements made by Borrower in this Agreement or in any agreement related hereto or thereto;

(d) the violation by Borrower of any state or federal law, rule or regulation;

(e) a material misrepresentation made by Borrower to Lender; and

(f) any governmental fees, charges, taxes or penalties levied or imposed in respect to any Collateral.

6.2 Defense of Claims. Borrower agrees to pay all amounts due under this Article 6 promptly on notice thereof from Lender. To the extent that Borrower may make or provide, to Lender’s satisfaction, for payment of all amounts due under this Article 6, Borrower shall be subrogated to Lender’s rights with respect to such events or conditions. So long as no Event of Default has occurred and is continuing, Borrower may defend any claims with counsel of its own choosing reasonably acceptable to Lender, provided if the claim creates a significant exposure for Lender in its sole judgment, or attempts to establish legal principle adverse to Lender, Lender shall select the defense counsel. Borrower may settle any claims against Lender, provided such settlement includes a complete release of Lender from any claims at no cost to Lender.

6.3 Survival. All of the indemnities and agreements contained in this Article 6 shall survive and continue in full force and effect notwithstanding termination of this Agreement, the full payment of any Loans or Borrower’s performance of all Obligations.

ARTICLE 7

DEFAULT

7.1 Lender’s Rights on Default. If an Event of Default occurs and is continuing, Lender shall be entitled to:

(a) declare the unpaid balance of the Loans and this Agreement immediately due and payable, whether then due or thereafter arising;

(b) modify the terms and conditions upon which Lender may be willing to consider making Loans hereunder or immediately and automatically terminate any further obligations to make Loans under this Agreement;

(c) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral or any part thereof, as directed by Lender and make it available to Lender at a place and time to be designated by Lender, for cash, on credit or for future delivery, and upon such other terms as the Lender deems commercially reasonable;

(d) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 7.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender’s exercise of its remedies hereunder;

(e) without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any place designated by Lender;

(f) occupy any premises owned or leased by Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to Borrower in respect of such occupation;

(g) commence and prosecute any bankruptcy, insolvency or other similar proceeding or consent to Borrower commencing any bankruptcy, insolvency or other similar proceeding;

(h) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(i) exercise any and all rights and remedies of Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the accounts receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to any deposit accounts, (C) exercise all other rights and remedies with respect to the accounts receivables and the other Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral; and

(j) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by applicable law, the Lender may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto. The Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Lender shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(k) all payments received by Borrower in respect of the Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over the Lender in the same form as so received (with any necessary endorsement);

(l) the Lender may, without notice to Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Obligations against any funds deposited with it or held by it;

(m) upon the written demand of the Lender, Borrower shall execute and deliver to the Lender a collateral assignment or assignments of any or all of Borrower’s Intellectual Property and such other documents and take such other actions as are necessary or appropriate to carry out the intent and purposes hereof;

(n) if Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (i) make payment of the same or any part thereof; or (ii) obtain and maintain insurance policies of the type discussed in Section 4.2(q) of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due;

(o) Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. The Obligations of Borrower to any Lender may be enforced by such Lender against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for any other party to be joined as an additional party in any proceeding to enforce such Obligations;

(p) the proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including Lender’s Expenses;

Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Sections 2.6, 2.7 or 2.8, if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.6, 2.7, or 2.8 ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same;

(q) Lender shall have proceeded to enforce any right under this Agreement or any other of the Loan Documents by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

7.2 Rights Cumulative; Waivers. All rights, remedies and powers granted to Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder, or in or by any other instrument, or available in law or equity. Lender’s knowledge at any time of any breach of, or non-compliance with, any representations, warranties, covenants or agreements hereunder shall not constitute or be deemed a waiver of any of such rights or remedies hereunder, and any waiver of any default shall not constitute a waiver of any other default. Notwithstanding any foreclosure or sale of any item of Collateral by Lender as permitted under this Agreement, Borrower shall remain liable for any deficiency. All amounts realized by Lender in furtherance of its rights to sell or foreclose upon the Collateral shall first be applied to all costs of the action and all costs of enforcement or interpretation of this Agreement, including any court costs, legal or expert fees and filing fees, then to any outstanding interest or penalties payable under this Agreement, then to repayment of principal of all Loans.

ARTICLE 8

MISCELLANEOUS

8.1 Costs and Expenses. Borrower will pay all Lender’s Expenses on demand.

8.2 Power of Attorney. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact with full power of substitution, for Borrower and any of its Subsidiary’s and in Borrower’s or any of its Subsidiary’s name to do, at Lender’s option and at Borrower’s expense upon the occurrence and during the continuance of an Event of Default, to (a) ask, demand, collect (including, but not limited to the execution, in Borrower’s or any Subsidiary’s name, of notification letters), sue for, compound and give acquittance for any and all payments assigned hereunder and to endorse, in writing or by stamp, Borrower’s name or otherwise on all checks for any monies in respect of the Collateral; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any account or drafts against Account Debtors; (c) settle and adjust disputes and claims about any accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the UCC or any applicable law permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lender is under no further obligation to make extend Loans hereunder. Lender’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Lender’s obligation to provide Loans terminates.

8.3 Survival. All representations, warranties and indemnities contained in this Agreement (and any and each other agreement or instrument delivered pursuant hereto) shall survive (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the payment of the Loans, (iv) the performance of all Obligations (other than inchoate indemnity obligations), and (v) termination of this Agreement.

8.4 Assignments. Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective representatives, successors and assigns. Lender may assign this Agreement and the Notes (if any) in whole or in part or sell participations therein without notice to Borrower or Borrower’s consent, and all of such rights shall inure to the benefit of Lender’s successors and assigns. Notwithstanding the foregoing, (A) Borrower may not assign, transfer or otherwise convey this Agreement or its obligations hereunder, in whole or in part, without Lender’s prior written consent, and any such attempted assignment shall be void and of no effect, and (B) so long as no Event of Default shall have occurred and is continuing, Lender shall not assign its interest in the Loan Documents to any Person who in the reasonable estimation of Lender is a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company.

8.5 No Brokers. Borrower represents to Lender that no brokers or advisors have been or will be retained in connection with the transactions contemplated herein.

8.6 Notice. All notices, consents, requests, instructions, approvals and communications provided herein shall be validly given, made or served, effective only if in writing, except as otherwise provided herein, and sent by overnight courier, certified U.S. mail, postage prepaid, or by electronic mail, and shall be deemed received within five (5) Business Days from the date of posting if sent by mail, one Business Day after delivery thereto if sent by overnight courier service, or on the day of transmission if sent by electronic mail with a confirmation receipt obtained, or if such day is not a Business Day, then on the following Business Day. All such notices, consents, requests, instructions, approvals and communications shall be sent to a party at the address set forth for such party on the first page hereof, or to such other address as such party may designate in writing.

8.7 Governing Law; Consent to Jurisdiction and Service of Process. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF SUCH STATE). IN THE EVENT THAT LENDER INITIATES AGAINST BORROWER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF CALIFORNIA. IN THE EVENT THAT BORROWER INITIATES AGAINST LENDER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF CALIFORNIA. EACH PARTY EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO ITS LAST KNOWN ADDRESS WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN FIVE (5) DAYS AFTER THE DATE OF MAILING THEREOF. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT THE STATE OF CALIFORNIA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE AS WELL AS ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE EXCLUSIVE CHOICE OF FORUM SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY EITHER PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION BY SUCH PARTY TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

8.8 Other Documents. Borrower shall execute such other documents and shall otherwise cooperate with Lender as Lender reasonably requires to effectuate the transactions contemplated hereby.

8.9 Severability. If any part of this Agreement shall be contrary to any law which a party might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

8.10 Entirety; Amendments. This Agreement and the Exhibits referred to herein constitute the entire agreement between Lender and Borrower as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Agreement. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.

8.11 Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY UNCONDITIONALLY, IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY DOCUMENTS RELATED THERETO, ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, THE RELATIONSHIP THAT IS BEING ESTABLISHED BY THE PARTIES, AND/OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, TRANSACTION CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS AND MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT EACH PARTY’S AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the presiding judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section shall survive the termination of this agreement.

8.12 Publicity. Lender will have the right to (a) make a public announcement and include on its website, social media sites, and other marketing materials information related to this transaction, and (b) include information about this transaction, including but not limited to Borrower’s name, the type of investment, principal amount, interest rate and maturity date, in its periodic reports with the Securities and Exchange Commission (“SEC”), to the extent required by SEC rules and regulations.

8.13 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which Borrower or any Subsidiary is liable.

8.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

8.15 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties so long as Lender provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Lender and Borrower.

8.16 Right of Set Off. Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Obligations to Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

8.17 Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.18 Confidentiality. In handling any confidential information, Lender and Borrower and all employees and agents of such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) in the case of Lender, to the subsidiaries or Affiliates of Lender or Borrower, (ii) in the case of Lender, to prospective transferees or purchasers of any interest in the Loans, provided that they are subject to a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) in the case of Lender, as may be required in connection with the examination, audit or similar investigation of Lender, (v) to third party service providers of the Lender who are subject to confidentiality obligations comparable to those under this Section 8.18 and (vi) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (b) is disclosed to such receiving party by a third party, provided such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

BORROWER:

RIGETTI & CO, INC., a Delaware corporation

By:	/s/ Chad Rigetti

Name:	Chad Rigetti
Its:	CEO

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

LENDER:

TRINITY CAPITAL INC., a Maryland corporation

By:	/s/ Sarah Stanton

Name:	Sarah Stanton
Its:	General Counsel and Secretary

EXHIBIT A

FORM OF PROMISSORY NOTE

$[•]	[•], 202[•]

FOR VALUE RECEIVED, RIGETTI & CO, INC., a Delaware corporation (the “Maker”), having an office at [____________________], hereby promises to pay to the order of TRINITY CAPITAL INC., a Maryland corporation (the “Payee”), at 3075 W. Ray Road, Suite 525, Chandler, AZ 85226, or at such other place as the holder may, from time to time, designate, the sum of $[•] or such other principal amount as Payee has advanced to Maker, together with interest at a rate set forth in the Loan Agreement.

This Note is issued pursuant to a certain Loan and Security Agreement between Maker and Payee dated as of March 10, 2021 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) and is subject to all of the terms thereof. All defined terms used herein shall have the meanings ascribed to them in the Loan Agreement.

This Note is secured by the Collateral described in the Loan Agreement. This Note is cross-defaulted with all other Notes issued by Maker pursuant to the Loan Agreement. The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

This Note may not be changed, modified or terminated orally, except only by an agreement in writing, signed by the party to be charged. The Maker hereby authorizes the Payee to complete this Note and any particulars relating thereto according to the terms of the indebtedness evidenced hereby.

This Note shall be governed by and construed in accordance with the laws of the State of California. The Maker hereby irrevocably consents to the jurisdiction of any state or federal court located in the State of California with respect to any action brought in respect of this Note.

Maker hereby WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and to interpose permissive counterclaims and cross claims by any such actions. Maker further agrees to pay to holder the costs and expenses of enforcement and collection of this Note, including attorneys’ fees and expenses and court costs.

This Note shall be binding upon the successors, assigns and legal representatives of the Maker and inure to the benefit of the Payee, any holder and their successors, endorsees, assigns and legal representatives.

RIGETTI & CO, INC.

By:

Name:
Its:

EXHIBIT B

AMORTIZATION SCHEDULE

[see attached]

Amortization Schedule

Period	Dates	Monthly Pmt	Principal	Interest	Principal Balance
0	4/1/2021	80,666.67	—	(80,666.67)	(12,000,000.00)
1	5/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
2	6/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
3	7/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
4	8/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
5	9/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
6	10/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
7	11/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
8	12/1/2021	110,000.00	—	(110,000.00)	(12,000,000.00)
9	1/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
10	2/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
11	3/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
12	4/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
13	5/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
14	6/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
15	7/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
16	8/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
17	9/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
18	10/1/2022	110,000.00	—	(110,000.00)	(12,000,000.00)
19	11/1/2022	459,336.77	(349,336.77)	(110,000.00)	(11,650,663.23)
20	12/1/2022	459,336.77	(352,539.02)	(106,797.75)	(11,298,124.21)
21	1/1/2023	459,336.77	(355,770.63)	(103,566.14)	(10,942,353.59)
22	2/1/2023	459,336.77	(359,031.86)	(100,304.91)	(10,583,321.73)
23	3/1/2023	459,336.77	(362,322.98)	(97,013.78)	(10,220,998.74)
24	4 /1/2023	459,336.77	(365,644.28)	(93,692.49)	(9,855,354.47)
25	5/1/2023	459,336.77	(368,996.02)	(90,340.75)	(9,486,358.45)
26	6/1/2023	459,336.77	(372,378.48)	(86,958.29)	(9,113,979.97)
27	7/1/2023	459,336.77	(375,791.95)	(83,544.82)	(8,738,188.02)
28	8/1/2023	459,336.77	(379,236.71)	(80,100.06)	(8,358,951.31)
29	9/1/2023	459,336.77	(382,713.05)	(76,623.72)	(7,976,238.26)
30	10/1/2023	459,336.77	(386,221.25)	(73,115.52)	(7,590,017.01)
31	11/1/2023	459,336.77	(389,761.61)	(69,575.16)	(7,200,255.40)
32	12/1/2023	459,336.77	(393,334.43)	(66,002.34)	(6,806,920.98)
33	1/1/2024	459,336.77	(396,939.99)	(62,396.78)	(6,409,980.99)
34	2/1/2024	459,336.77	(400,578.61)	(58,758.16)	(6,009,402.38)
35	3/1/2024	459,336.77	(404,250.58)	(55,086.19)	(5,605,151.80)
36	4/1/2024	459,336.77	(407,956.21)	(51,380.56)	(5,197,195.59)
37	5/1/2024	459,336.77	(411,695.81)	(47,640.96)	(4,785,499.79)
38	6/1/2024	459,336.77	(415,469.68)	(43,867.08)	(4,370,030.10)
39	7/1/2024	459,336.77	(419,278.16)	(40,058.61)	(3,950,751.95)
40	8/1/2024	459,336.77	(423,121.54)	(36,215.23)	(3,527,630.41)
41	9/1/2024	459,336.77	(427,000.15)	(32,336.61)	(3,100,630.25)
42	10/1/2024	459,336.77	(430,914.32)	(28,422.44)	(2,669,715.93)
43	11/1/2024	459,336.77	(434,864.37)	(24,472.40)	(2,234,851.56)
44	12/1/2024	459,336.77	(438,850.63)	(20,486.14)	(1,796,000.93)
45	1/1/2025	459,336.77	(442,873.42)	(16,463.34)	(1,353,127.51)
46	2/1/2025	459,336.77	(446,933.10)	(12,403.67)	(906,194.41)
47	3/1/2025	459,336.77	(451,029.98)	(8,306.78)	(455,164.43)
48	4/1/2025	459,336.77	(455,164.43)	(4,172.34)	—

EXHIBIT C

SECRETARY’S CERTIFICATE

WITH RESPECT TO RESOLUTIONS

BORROWER:	RIGETTI & CO, INC.	DATE: [•], 202[•]
LENDER:	Trinity Capital Inc.

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Annex I and Annex II, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s board of directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lender may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lender.

Execute Loan Documents. Execute any Loan Documents any Lender requires.

Grant Security. Grant Lender a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Pay Fees. Pay fees under the Loan Agreement or any other Loan Document.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the _________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as

                        [print title]

of the date set forth above.

By:

Name:

Title:

ANNEX I

TO SECRETARY’S CERTIFICATE

[Certificate of Incorporation] (including amendments)

[see attached]

ANNEX II

TO SECRETARY’S CERTIFICATE

[Bylaws][Operating Agreement] (including amendments)

[see attached]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

TO:	Trinity Capital Inc., as Lender

FROM: Rigetti & Co, Inc.

The undersigned authorized officer (“Officer”) of Rigetti & Co, Inc., a Delaware corporation (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of March 10, 2021, by and among Borrower and Lender (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a) Borrower is in complete compliance for the period ending with all required covenants except as noted below;

(b) There are no Potential Events of Default or Events of Default, except as noted below;

(c) Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d) Borrower and each Subsidiary has filed all federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any governmental or regulatory authority except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor, (ii) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000), or (iii) such taxes identified in the Perfection Certificate. No tax liens have been filed, and, to the Knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

(e) No liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with GAAP applied on a consistent basis from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies

1.	Monthly financial statements and KPIs	Within 30 days of month-end		Yes	No	N/A

2.	Bank statements	Within 30 days of month-end		Yes	No	N/A

4.	Compliance Certificate	Within 30 days of month-end		Yes	No	N/A

5.	Capitalization table	Within 45 days of quarter-end		Yes	No	N/A

6.	Annual (CPA audited) financial statements	Within 180 days after FYE		Yes	No	N/A

7.	409A valuation report	Within 30 days of completion		Yes	No	N/A

8.	Annual Financial Projections	Within 10 days of board approval but no later than 45 days after FYE (drafts to be provided prior to FYE)		Yes	No	N/A

9.	8-K, 10-K and 10-Q Filings	If applicable, at the time of filing		Yes	No	N/A

10.	IP Report	Within 10 Business Days of quarter-end		Yes	No	N/A

11.	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$ ______	Yes	No	N/A

12.	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$ ______	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1.			Yes	No	Yes	No
2.			Yes	No	Yes	No
3.			Yes	No	Yes	No
4.			Yes	No	Yes	No

Financial Covenants

[                ]

Other Matters

1.	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2.	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3.	Have there been any new or pending material claims or causes of action against Borrower?	Yes	No

4.	Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

5.	Has Borrower provided the Lender with all notices required to be delivered under Article 3, Sections 42 and 4.3 of the Loan Agreement?	Yes	No

6.	Have there been any material updates to the contents of the Perfection Certificate last delivered? If yes, please explain.	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

RIGETTI & CO, INC.

By:
Name:
Title:

Date:

LENDER USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status: Yes No

EXHIBIT E

Loan Payment Request Form

Email To:	Date: ________________________

LOAN PAYMENT:

RIGETTI & CO, INC.

From Account #	To Account #
(Deposit Account # )	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $                                         to be paid in accordance with the amortization schedule attached hereto as Exhibit B.

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone#:	Telephone #: